EXHIBIT 23.2

Zhong Yi (Hong Kong) C.P.A. Company Limited

Consent of the Independent Registered Public Accounting Firm

We consent to the reference to our firm under the Item 8 “Exhibits” and to the use of our report on the financial statement for the year ended December 31, 2006 of China Recycling Energy Corporation (the “Company”) , dated April 12,  2007, on the Registration Statement on Form S-8 relating to the registration of 3,000,000 shares of common stock under the Company’s 2007 Nonstatutory Stock Option, filed with the Securities and Exchange Commission.

  /s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

  Zhong Yi (Hong Kong) C.P.A. Company Limited

November 13, 2007

Hong Kong, China